                                                               Exhibit 10.5




                         -------------------------
                            PLAYBOY TV INTERNATIONAL
                            PROGRAM SUPPLY AGREEMENT
                         -------------------------



                                      Among
                     PLAYBOY ENTERTAINMENT GROUP, INC.
                                   as Licensor
                                       and
                          PLAYBOY TV INTERNATIONAL LLC
                                       and
                                  PTV U.S., LLC
                                   as Licensee

                                 August 31, 1999



Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by asterisks ("***"), and the omitted text has been filed separately with the Securities and Exchange Commission.



                                TABLE OF CONTENTS


                                                                            Page


1.       DEFINITIONS.........................................................1

2.       GRANT OF LICENSE....................................................7
         2.1      To PTVI....................................................7
                  2.1(a)   Existing Library. ................................7
                  2.1(b)   Licensor Output.  ................................8
                  2.1(c)    "Wall-to-Wall" Material..........................8
         2.2      To PTV U.S.................................................8
         2.3      All Other Rights Retained by Licensor......................8
         2.4      Approved Uses of Company Programming.......................8
                  2.4(a)   Operation of the Channels.........................8
                  2.4(b)   Sub-licensing.....................................9
                  2.4(c)   Editing...........................................9
         2.5      Assignment of Existing Licenses............................9
         2.6      Residuals and Co-Production Payments.......................9
         2.7      Alta Loma Programs........................................10
                  2.7(a)   Option to Acquire Rights.........................10
                  2.7(b)   Programs for Playboy TV "Lite"...................10
         2.8      Exclusive Program Supplier................................10

3.       LICENSE TERM AND MEDIA HOLDBACKS...................................10
         3.1      License Term..............................................10

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                  3.1(a)   Program License Agreement........................10
                  3.1(b)   Existing Library Programs........................11
                  3.1(c)   Output Programs.  ...............................11
                  3.1(d)   Licensor Acquired Programs.......................11
         3.2      Holdbacks. ...............................................11
         3.3      Other Home Video Rights...................................11

4.       CENSORSHIP; WITHDRAWAL OF PROGRAMS.................................11
         4.1      Censorship................................................11
         4.2      Withdrawal of Programs....................................12
         4.3      Advertising...............................................12

5.       DELIVERY AND RETURN................................................13
         5.1      Access and Delivery Items.................................13
         5.2      Title to Delivery Materials...............................13

6.       PROGRAM LICENSE FEES...............................................13
         6.1      Existing Program Library and Wallpaper....................13
         6.2      Output Programs...........................................14
                  6.2(a)   General Payment Terms............................14
                  6.2(b)   Production Budget................................14
                  6.2(c)   Licensor Production Obligations..................14
                  6.2(d)   Calculation of License Fee for Output Programs...15
                  6.2(e)   Fixed Percentage. ...............................15
                  6.2(f)   The Reset Mechanism..............................15
                  6.2(g)   Licensee Production Budget Option................16
                  6.2(h)   Production Supply Option.........................16
                  6.2(i)   * * *............................................17
         6.3      Maintenance of Records and Audit Rights...................17

7.       REPRESENTATIONS AND WARRANTIES; INDEMNITIES........................18
         7.1      Representations and Warranties............................18
                  7.1(a)   By Licensor......................................18
                  7.1(b)   By Licensee......................................19
         7.2      Indemnification...........................................19
                  7.2(a)   By Licensor......................................19
                  7.2(b)   By the Licensee..................................20
         7.3      Musical Compositions......................................20
         7.4      Procedure.................................................20
         7.5      Taxes.....................................................21

8.       TERMINATION........................................................21
         8.1      Expiration of Term........................................21
         8.2      Early Termination on Breach...............................21

9.       EFFECTS OF TERMINATION.............................................22
         9.1      Survival of Obligations...................................22
         9.2      Termination of Rights.....................................22
         9.3      Further Assurances........................................23

10.      EQUITABLE RELIEF...................................................23

11.      DISPUTE RESOLUTION.................................................23
         11.1     General Agreement Regarding Dispute Resolution............23
         11.2     Notification and Negotiation..............................23
         11.3     Mediation. ...............................................23
         11.4     Arbitration...............................................24
         11.5     Damages.   ...............................................24
         11.6     Statute of Limitations....................................24
         11.7     Confidential Negotiations.................................24

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         11.8     Service of Process; Forum.................................24
         11.9     Additional Provisions to Enforce Awards...................25

12.      MISCELLANEOUS......................................................25
         12.1     Force Majeure.............................................25
         12.2     Binding Effect; No Assignment.............................25
         12.3     Invalidity................................................25
         12.4     Waivers, Remedies Cumulative, Amendments, etc.............26
         12.5     Notices...................................................26
         12.6     Governing Law.............................................27
         12.7     Entire Agreement..........................................27
         12.8     Rules of Construction.....................................28
                  12.8(a)  Headings.........................................28
                  12.8(b)  Tense and Case...................................28
                  12.8(c)  Agreement Negotiated.............................28
         12.9     Counterparts..............................................28
         12.10    Relationship Between the Parties..........................28
         12.11    Time is of the Essence....................................28
         12.12    Effectiveness.............................................28




         THIS PROGRAM SUPPLY AGREEMENT (this "Agreement") is made and entered into on August 31, 1999, among Playboy Entertainment Group, Inc., a Delaware corporation ("PEGI"), Playboy TV International LLC, a Delaware limited liability company ("PTVI"), and PTV U.S., LLC, a Delaware limited liability company ("PTV U.S.").

                                    RECITALS

         WHEREAS, PTVI and PTV U.S. have been formed to engage in the business of owning and operating television channels and of selling television programming to third parties;

         WHEREAS, PEGI and certain of its Affiliates are the owner of certain rights in and to certain television programs and will acquire certain rights in and to certain additional television programs, as described herein;

         WHEREAS, PEGI has transferred to PTVI the stock of certain Danish companies which own rights in certain of the television programs which are subject to this Agreement, and Licensee has agreed to certain restrictions with respect to the use of such programs as set forth in this Agreement;

         WHEREAS, PEGI has transferred to PTVI the stock of certain U.K. companies which own rights in certain of the television programs which are subject to this Agreement, and Licensee has agreed to certain restrictions with respect to the use of such programs as set forth in this Agreement;

         WHEREAS, PTVI and PTV U.S. each wish to license from Licensor and Licensor has agreed to license to PTVI and PTV U.S. certain television programs in their respective territories, on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound, the parties agree as follows:

1.       DEFINITIONS.

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         In this Agreement (including the Recitals hereto) the following terms will have the following meanings unless otherwise stated:

         "Actual Net Cash Flow" has the meaning set forth in Section 6.2(g).

         "Acquired Movie" means a program acquired by Licensor (or any of its Affiliates) from a third party that is at least 60 minutes in length and represents an edited version of an adult film (i.e., a film which contains actual sex acts).

         "Affiliate" means any Person, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with the specified Person. For purposes of the foregoing, "control" (and "controlled" and "controlling," respectively), as used in the immediately preceding sentence, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the specified Person (whether by the holding of shares or other equity interests, the possession of voting or contract rights or otherwise). Notwithstanding the foregoing, Licensee will not be deemed an Affiliate of either Licensor or VSI.

         "After Tax Basis" means a basis such that any payment (the "Original Payment") received or deemed to have been received by a Person (the "recipient") will be supplemented by a further payment to the recipient so that the sum of the two payments will equal the Original Payment, after taking into account (x) all taxes that would result from the receipt or accrual of such payments, if legally required, and (y) any reduction in taxes that would result from the deduction of the expense indemnified against, if legally permissible. In the event that the expense indemnified against is used to reduce taxes by way of amortization or depreciation, payments made on an After Tax Basis will be refunded in each taxable year of the recipient in which such expense is deductible in an amount equal to the sum of (i) the tax savings attributable to such deduction plus (ii) any reduction in taxes that would result from the deduction of any amounts described in clause (i) as increased hereby. All payments hereunder will be calculated on the assumptions that the recipient was subject to tax at the highest marginal rates of tax applicable to such class of taxpayer and that it could benefit from the deduction of any expense at such rate of tax. In the event that a taxing authority will treat any indemnification payment as not includible in gross income or disallow any deduction taken into account hereunder, the indemnification will be recomputed and further payments or refunds made.

         "Alta Loma Program" has the meaning set forth in Section 2.7.

         "Annual Budget" has the meaning set forth in the Operating Agreement.

         "Applicable Percentage" has the meaning set forth in Section 6.2(d).

         "Basic Cable" has the meaning currently or hereafter commonly understood in the television industry, but will also include for all purposes of this Agreement any broadcast or other transmission (whether by satellite or otherwise) to television sets or other television devices, now or hereafter known, of a program service (other than any free television terrestrial broadcast station) (a) that is included as part of a package of program services for which members of the public pay a periodic fee for the

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right to receive such package of program services, and (b) for which program service a separate fee is not generally charged for the right to receive the particular service in question.

         "Business Plan" has the meaning set forth in the Operating Agreement.

         "Channels" means television channels operated by Licensee or its subsidiaries, now or in the future (each, a "Channel").

         "Company Aggregate Revenue" has the meaning set forth in Section 6.2(i)(ii).

         "Company Programming" means, collectively, the Existing Library Programs, the Output Programs, the Wallpaper and the Supplemental Programs.

         "Delivery Materials" has the meaning set forth in Section 5.1.

         "End Date" has the meaning set forth in Section 3.1(a).

         "Existing Library" means the Existing Playboy Library, the Existing Spice Library, and the Existing U.K. Library.

         "Existing Playboy Library" means the programs listed on Schedule 2.1(a)
- 1.

         "Existing Spice Library" means the programs listed on Schedule 2.1(a) - 2.

         "Existing U.K. Library" means the programs listed on Schedule 2.1(a) - 3 with respect to PTV U.K. and any and all programs in which HVC owns rights in the Media in the Territory.

         "Fiscal Year" has the meaning set forth in the Operating Agreement.

         "Fixed Percentage" has the meaning set forth in Section 6.2(e).

         "Force Majeure" has the meaning set forth in Section 12.1.

         "Funding Date" has the meaning set forth in the Operating Agreement.

         "HVC" means Home Video Channel Limited, a company organized under the laws of England and Wales.

         "License Term" has the meaning set forth in Section 3.1.

         "Licensee" means collectively (i) PTVI and any of its Affiliates that hold any of the rights licensed hereunder, including the Spice Rights Subsidiaries and the U.K. Subsidiaries; (ii) PTV US; and (iii) any such successor or assignee of either of them as may be permitted herein.

         "Licensee Applicable Revenue" has the meaning set forth in Section 6.2(f)(iii).

         "Licensee Indemnified Parties" has the meaning set forth in Section 7.2(a).

         "Licensor" means PEGI and any of its Affiliates that hold any of

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the rights licensed hereunder, or such successor or assignee as may be permitted herein.

         "Licensor-Acquired Programs" has the meaning set forth in Section 3.2.

         "Licensor Applicable Revenue" has the meaning set forth in Section 6.2(f)(ii).

         "Licensor Indemnified Parties" has the meaning set forth in Section 7.2(b).

         "Licensor Shortfall" has the meaning set forth in Section 6.2(c).

         "Licensor Streaming Revenue" has the meaning set forth in Section 6.2(i)(i).

         "Licensor Taxes" has the meaning set forth in Section 7.5.

         "Lifford" means Lifford International Co. Ltd., an International Business Company incorporated under the laws of the British Virgin Islands.

         "Losses" has the meaning set forth in Section 7.1(a).

         "Measurement Year" has the meaning set forth in Section 6.2(i)(i).

         "Media" means all forms of television exhibition, transmission and distribution whether now existing or developed in the future and whether on a subscription, pay-per-view or free basis, including but not limited to the following: (i) conventional VHF or UHF television broadcast, (ii) Basic Cable and pay cable, (iii) "over the air pay" subscription television (STV), (iv) direct broadcasting by satellite (DBS), (v) master antenna television systems
(MATV), (vi) multipoint distribution services (MDS), (vii) multichannel multipoint distribution services (MMDS), (viii) satellite master antenna television systems (SMATV), and (ix) microwave transmission; provided, however, that Media will exclude, to the extent applicable, distribution of programs by Streaming through any form of television.

         "Member" has the meaning set forth in the Operating Agreement.

         "Net Channel Revenues" has the meaning set forth in Section
6.2(e)(viii).

         "Operating Agreement" means the Operating Agreement for Playboy TV International, LLC, entered into concurrently herewith, as may be amended from time to time.

         "Option Percentage" has the meaning set forth in Section 6.2(g)(ii).

         "Output Programs" has the meaning set forth in Section 2.1(b).

         "Out Year Programs" has the meaning set forth in Section 3.1(c).

         "Overhead Cap" has the meaning set forth in Section 6.2(b).

         "PEGI" means Playboy Entertainment Group, Inc., a Delaware corporation.


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         "PEI" means Licensor's ultimate parent company, Playboy
Enterprises, Inc., a Delaware corporation.

         "PEII" means Licensor's direct parent company, Playboy Enterprises International, Inc., a Delaware corporation.

         "Person" means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, association or any other entity.

         "Plan Net Cash Flow" has the meaning set forth in Section 6.2(g).

         "Production Budget" has the meaning set forth in Section 6.2(b).

         "Production Budget Option" has the meaning set forth in Section 6.2(g).

         "Production Supply Option" has the meaning set forth in Section 6.2(h).

         "Program" means any television program which is, or is scheduled to be, broadcast or transmitted in the Service, including, but not limited to, any Company Programming.

         "Program License Fees" has the meaning set forth in Section 6.

         "PTVI" means Playboy TV International, LLC, a Delaware limited liability company.

         "PTV U.K." means Playboy TV U.K./Benelux, Limited, a company organized under the laws of England and Wales.

         "PTV U.S." means PTV U.S., LLC, a Delaware limited liability company.

         "PTVLA" means Playboy TV - Latin America, LLC, a California limited liability company.

         "PTVLA Program Supply Agreements" means Playboy TV - Latin America Program Supply Agreement and the AdulTVision - Latin America Program Supply Agreement, each entered into November 10, 1998 (effective as of June 14, 1996) between PEGI and PTVLA.

         "PTVLA Territory" is defined in the PTVLA Program Supply Agreements.

         "PTVLA/I" means Playboy TV - Latin American/Iberia, LLC, a Delaware limited liability company and a subsidiary of PTVI, into which PTVLA will be merged following the contribution of PTVLA to PTVI.

         "PTVLA Service" means the Spanish-and Portuguese-language television channel known as "Playboy TV Latin American" which is produced by PTVLA and will, following the contribution of PTVLA to PTVI and the merger of PTVLA into PTVLA/I, be co-produced by PTVLA/I and PTV U.S.

         "Remediable Breach" has the meaning set forth in Section 8.2(b).

         "Reset Mechanism" has the meaning set forth in Section 6.2(f).

         "Reset Percentage" has the meaning set forth in Section

6.2(f)(iv).

         "Spice Closing" means March 15, 1999, the date on which the Spice Transaction was consummated.

         "Spice Rights Licensor" means SEI Inc. ApS, a company formed under the laws of Denmark and a subsidiary of PEGI.

         "Spice Rights Subsidiaries" means SEI 2 ApS and SEI 3 ApS, each a company formed under the laws of Denmark, being those companies acquired by the Licensee pursuant to the Spice Rights Subsidiaries Stock Purchase Agreements of even date herewith.

         "Spice Transaction" means the merger between PEI and one or more of its Affiliates with Spice Entertainment Companies, Inc. and one or more of its Affiliates (collectively, "Spice"), which was consummated pursuant to that certain Agreement and Plan of Merger dated May 29, 1998.

         "Supplemental Programs" means programming produced or acquired by PTVI and/or PTV U.S. in accordance with the Operating Agreement, whose primary use is exhibition on one or more of the Channels.

         "Streaming" means * * *

         "Termination Date" has the meaning set forth in Section 9.2.

         "Territory" means the World, except for the United States and Canada and their territories and possessions worldwide. For certain Existing Library Programs and Output Programs, the Territory will exclude certain countries in the Territory, as set forth in Schedules 2.1(a)-1, 2.1(a)-2, and 2.1(a)-3 hereto or the extent effecting programs in which HVC owns rights.

         "Threshold Revenue" has the meaning set forth in Section 6.2(e)(viii).

         "Total Applicable Revenue" has the meaning set forth in Section 6.2(f)(iv).

         "Trademark License Agreement" means the Trademark License Agreement between PEII and PTVI, executed concurrently herewith.

         "TV Lite Venture" has the meaning set forth in Section 6.3(b).

         "U.K. Subsidiaries" means HVC and its subsidiary, PTV U.K.

         "U.S. Hispanic Market" means those cities or regions of the United States and its territories and possessions with a sufficient number of Spanish-speaking households such that PTV U.S. elects, now or in the future, to distribute the PTVLA Service in such city or region.

         "VSI" means Victoria Springs Investments Ltd., a British Virgin Islands corporation and a member of Licensee.

         "Wallpaper" has the meaning set forth in Section 2.1(a)(iii).

2.       GRANT OF LICENSE.

         2.1 To PTVI. Upon and subject to the terms and conditions set forth in this Agreement and to Licensor's retained rights described in

Section 2.3, Licensor hereby grants to PTVI and PTVI hereby accepts a license of exclusive rights under copyright during the License Term in the Media throughout the Territory to the programs and other material described below.

               2.1(a) Existing Library. Licensor licenses to PTVI all of the programs comprising the Existing Playboy Library. To the extent the Existing Playboy Library includes Acquired Movies, such Movies will be licensed to the appropriate Spice Rights Subsidiary. Rights in the Existing Spice Library and in the Existing U.K. Library in the Media throughout the Territory have been provided to PTVI through its acquisition of the Spice Rights Subsidiaries and the U.K. Subsidiaries. Licensor represents and warrants that the Existing Library consists of all programs for which Licensor (and/or its Affiliates) owns rights in the Media in the Territory as of the date hereof, except for the series known as "Hot Rocks" (which series or the individual programs thereof may not be licensed by Licensor or its Affiliates to third parties for exhibition in the Territory), including (but not limited to) "Playboy"-branded programs, "Spice"-branded programs, adult films licensed by Licensor, and any other programming, including the Wallpaper (as described in Section 2.1(c)). For clarity, the parties acknowledge that the Existing Playboy Library includes all programs produced or acquired by Licensor and/or its Affiliates pursuant to Licensor's 1998 production budget, the Existing Spice Library includes all programs (other than programs which are part of the Existing U.K. Library) that Licensor (or its Affiliates) acquired in the Spice Transaction, and the Existing U.K. Library includes all programs that Licensor (or its Affiliates) acquired through the U.K. Subsidiaries . In the event PTVI wishes to exploit any program for which Licensor has disclosed it, the Spice Rights Subsidiaries, or the U.K. Subsidiaries does not have all ancillary rights necessary for such exploitation, Licensor will employ commercially reasonable best efforts to secure the necessary rights.

               2.1(b) Licensor Output. Each Fiscal Year Licensor will license to PTVI all of the programs which Licensor and/or its Affiliates produce or for which Licensor and/or its Affiliates have acquired the rights in the Media in the Territory during that year (the "Output Programs"). The parties acknowledge that to the extent the rights to Output Programs are controlled by the Spice Rights Licensor, Licensor will cause the Spice Rights Licensor to license such programs to the appropriate Spice Rights Subsidiary. For the avoidance of doubt, the parties acknowledge that the Output Programs for Fiscal Year 1999 include those programs produced or acquired by Licensor (or its Affiliates) pursuant to Licensor's 1999 Production Budget, including those programs produced or acquired prior to the date of this Agreement. The Output Programs will be similar in content, style, mix and budget to the Existing Library Programs which were produced during 1997 and 1998; provided, however, that the parties acknowledge that the budgets for individual Output Programs may change over time due to changes in general market conditions (e.g., inflation). Whenever Licensor and/or its Affiliates acquire the rights to a program (excluding Acquired Movies) for exploitation in the United States, it will also acquire the rights for such program in the Media in the Territory, unless such rights are unavailable or are not available on commercially reasonable terms. If the rights to such program for the Territory are not available or are not acquired by Licensor, Licensor's cost to acquire such Program will not be included in the Production Budget (as defined in Section 6.2(b)). If the rights to such program are not available in the Media for the Territory on commercially reasonable terms, Licensor will so notify PTVI, and PTVI will determine whether it wishes to acquire such program. In the event PTVI instructs Licensor to make such an acquisition, the parties will make an appropriate adjustment for the impact of such acquisition on the Production

Budget and the payment by PTVI of the overage. If Licensor is able to acquire the rights to a program (other than an Acquired Movie) for only a portion of the Territory, it will so notify PTVI, and Licensor will acquire such rights for PTVI only if PTVI agrees to the terms of such acquisition.

               2.1(c) "Wall-to-Wall" Material. Licensor will provide PTVI with copies of, or laboratory access to, all bumpers, promos, interstitials and other raw materials produced by Licensor and/or its Affiliates for use in its television business (collectively, the "Wallpaper"). PTVI may exhibit such materials in the form provided or may modify, edit or utilize them to create appropriate interstitial and promotional material for the Channels, subject to the terms and conditions of the Trademark License Agreement.

         2.2 To PTV U.S. Upon and subject to the terms and conditions set forth in this Agreement and to Licensor's retained rights described in
Section 2.3, Licensor hereby grants to PTV U.S., effective upon the effective date of the Operating Agreement of PTV U.S., and PTV U.S. will accept as of such date, a license of exclusive rights under copyright during the License Term in and to the Existing Playboy Library, Output Programs and Wallpaper for the sole purposes of exhibiting such material on the PTVLA Service and distributing and promoting the PTVLA Service in the Media throughout the U.S. Hispanic Market. PTV U.S. will not have any right to use the Existing Playboy Library, Output Programs or Wallpaper except in connection with the operation of the PTVLA Service in the U.S. Hispanic Market. Pursuant to that certain Distribution Agreement to be entered between PEGI and PTV U.S., PEGI will be the exclusive sales agent for the PTVLA Service in the U.S. Hispanic Market.

         2.3 All Other Rights Retained by Licensor. All rights not expressly granted to PTVI and PTV U.S. hereunder are reserved to Licensor for its own use and benefit.

         2.4 Approved Uses of Company Programming. PTVI may exploit the Company Programming as follows:

               2.4(a) Operation of the Channels. Throughout the Territory, PTVI will have the right to exhibit the Company Programming on the Channels. Licensor and PTVI acknowledge and agree that the accidental or de minimis "spillover" into the Territory of transmissions to Licensor customers outside of the Territory will not be a breach of the grant of rights hereunder and that the accidental or de minimis "spillover" outside of the Territory of transmissions to PTVI customers inside the Territory will not be a breach of the grant of rights hereunder.

               2.4(b) Sub-licensing. PTVI will have the right to license the Company Programming to third parties for exhibition in the Territory. Except as otherwise specifically provided herein, such sub-licensing may be conducted in any manner that PTVI determines. The parties acknowledge that in regions where Channels exist (or will exist in the future), PTVI may, as it determines in its sole discretion, sub-license the Company Programs to third parties in "prior windows" (i.e., before a given program has been exhibited on the Channel(s)), in "downstream windows" (i.e., after a given program has been exhibited on the Channel(s)), or in "contemporaneous windows" (i.e., where the program being licensed to third parties has been carved out of the programming intended for use on the Channel(s)). PTVI may, in its sole discretion and in compliance with this Section, utilize sales agents to handle licensing of Company Programming to third parties; provided, however, without Licensor's prior written consent, which will not be unreasonably withheld, (i) any such sales agent will be engaged only on a territory-by-territory basis; (ii) a sales agent may not enter into any outright sales or sales of unlimited runs; (iii) all agreements negotiated on PTVI's behalf by any sales agent will be subject to PTVI's prior approval, and all contracts will be entered into by PTVI directly with the purchaser, which must be an end-user (e.g., a broadcaster or DTH operator); (iv) any sales agent will be compensated on a commissions-only basis; and (v) and any sales agency agreement must be terminable at will by PTVI on not more than 6 months' notice.

               2.4(c) Editing. Subject to and consistent with the Trademark License Agreement, Licensee may edit, dub or subtitle in any language, or otherwise alter Company Programming as necessary to comply with local language or custom or local broadcasting requirements; provided that PTV U.S. may only dub or subtitle into Spanish or Portuguese.

         2.5 Assignment of Existing Licenses. Licensor hereby assigns to PTVI all of Licensor's rights with respect to periods from and after July 1, 1999 under its existing licenses with third parties for the distribution or exhibition of Existing Library Programs and Output Programs in the Territory in the Media including the right to receive payments thereunder; provided, however, that to the extent such existing licenses contain a grant of trademark rights, such rights will be retained by Licensor and its Affiliates, including all rights of approval and control. To the extent that Licensor has existing licenses with third parties which grant such third parties rights for both the Media and other media not included hereunder, such licenses will be assigned to PTVI only with respect to the Media. Licensee hereby assumes and agrees to perform all obligations of Licensor under such licenses arising with respect to periods from and after July 1, 1999, and all of Licensor's benefits under such licenses arising with respect to periods from and after July 1, 1999, including the right to receive payments, will inure to the benefit of PTVI. Without limiting the generality of the foregoing, PTVI agrees to comply with the terms of the PTVLA Program Supply Agreements and agrees that it will not exploit Company Programming in the PTVLA Territory in any manner which conflicts with such agreements. PTVI will be entitled to receive all revenues generated in the Territory by the Output Programs produced or acquired pursuant to Licensor's 1999 Production Budget, including revenues collected by Licensor prior to the date of the Agreement, net of any amounts actually paid by Licensor or its Affiliates that would have been PTVI's obligation had the Output Programs been acquired by PTVI on January 1, 1999 (such as residuals, music clearance fees, etc.). Schedule 2.5 contains a complete list of the program license agreements which Licensor is assigning to PTVI. Upon termination of this Agreement, the foregoing assignment of the existing licenses will automatically terminate and all rights in the assigned licenses arising from and after the date of such termination will revert to Licensor.

         2.6 Residuals and Co-Production Payments. Licensee will be responsible for * * * relating to * * * but Licensor will use its commercially reasonable efforts to * * *. Licensee will be responsible for * * * provided that Licensor will provide Licensee with * * *

         2.7 Alta Loma Programs. The parties acknowledge that Licensor and/or its Affiliates produce an additional stream of programs that do not carry the "Playboy" or "Spice" brands and which do not contain nudity. These programs are intended for "first run" on domestic television networks or channels other than Playboy TV, Spice or AdulTVision. Licensor produces and sells such programming under the Alta Loma banner. This programming stream may consist, from time to time, of movies, series, and/or specials. (Any such non-nude program, whether produced by Licensor or one of its

Affiliates, and whether carrying the "Alta Loma" or any other brand, will be referred to as an "Alta Loma Program").

               2.7(a) Option to Acquire Rights. At any time prior to the start of principal photography for each Alta Loma Program, Licensor will offer PTVI the opportunity to pay a license fee equal to * * * of the budget for that program. If Licensee chooses to pay such license fee, it will obtain the same rights as if that program were an Output Program (except that the budget for that program will not be included under the Production Budget for Output Programs for that year). If PTVI does not choose to obtain a license for a given Alta Loma Program, PTVI will have the right to act as Licensor's exclusive sales agent for that program throughout the Territory and will receive a * * * distribution fee on such sales, plus reimbursement of reasonable costs; provided, however, that in the event an Alta Loma Program is produced pursuant to an agreement which gives a third-party co-producer or commissioning network the right to distribute such program in a region or regions of the Territory (or otherwise restricts Licensor's right to grant Licensee the right to act as sales agent for such program), Licensor will pay to PTVI * * * of the total revenue which Licensor (or its affiliates) receives from the exploitation of such program in the Media in such region(s).

               2.7(b) Programs for Playboy TV "Lite". * * *

         2.8 Exclusive Program Supplier. Except for Supplemental Programs, programs acquired by Licensee in the event of a Licensor Shortfall, and programs acquired by PTVI through its acquisition of the Spice Rights Subsidiaries, Licensor will be the exclusive supplier of all programming to Licensee.

3.       LICENSE TERM AND MEDIA HOLDBACKS

         3.1 License Term. The term of this Agreement and the license periods for each type of Company Programming will be as follows:

               3.1(a) Program License Agreement. The term of this Agreement will commence on the date hereof and run through the date which is the 50th anniversary hereof (the "End Date"); provided, however, that Licensor may sooner terminate this Agreement and the license periods described in Sections 3.1(b), 3.1(c), 3.1(d) and 3.1(e) below in the event: (i) Licensee is in material default of its obligations under this Agreement and such default, if curable, is not cured with thirty (30) days after Licensee has received written notice thereof from Licensor (provided such default is not the result of action or inaction by Licensor as a Member of PTVI; e.g., Licensor's failing to make a mandatory capital contribution); (ii) PEII has terminated the Trademark License Agreement; (iii) VSI is in material default of its obligations under the Operating Agreement and Licensor elects to dissolve PTVI as the result of such default; or (iv) PTVI is in material default of its obligations under the Stock Purchase Agreements (as defined in the Operating Agreement) and such default, if curable, is not cured within thirty (30) days after PTVI has received written notice thereof from Licensor (provided such default is not the result of action or inaction by Licensor as a Member of PTVI).

               3.1(b) Existing Library Programs. The license period for each Existing Library Program (other than as set forth on Schedules 2.1(a)-1, 2.1(a)-2, and 2.1(a)-3) will begin on the date hereof and end on the End Date, except with respect to programs in which HVC owns rights which will end on the dates such rights expire.

               3.1(c) Output Programs. The license period for each Output Program (other than acquired programs) will begin on the date such program is made available to Licensee pursuant to Section 5.1 and will end on the End Date.
* * *

               3.1(d) Licensor Acquired Programs. The license period for Output Programs (other than Acquired Movies) which Licensor acquires by license from third parties will be at least as long as the license period obtained by Licensor for North America.

         3.2 Holdbacks. Several of the Existing Library and Output Programs will only be available for exhibition via the Media after an "upstream" window in home video (i.e., an exhibition period prior to any television exhibition by any party, including Licensee). Licensor warrants that of the Output Programs produced each year no more than fifteen (15) hours of series and specials and no more than fifteen (15) movies (carrying the "Eros," "Impulse" or other brands) will be subject to such "upstream" home video windows. The extent to which the Existing Playboy Library is subject to such windows is set forth in Schedule
3.2. The maximum length of the windows going forward from the Execution Date will be as follows: for Fiscal Year 1, 2 years; for Fiscal Years 2, 3 and 4, 1 year; for all Fiscal Years commencing with Fiscal Year 5, 6 months. At the time its annual production slate is set, Licensor will deliver to Licensee a list of the titles to be held back for that year.

         3.3 Other Home Video Rights. Licensor will consult with Licensee prior to acquiring the rights to a program from a third party for home video distribution in a region or regions within the Territory where Licensor believes that the terms for acquiring the television rights for the Territory are not favorable to Licensee, or the Media rights to such program are not available in some or all of the Territory. At Licensee's request, Licensor will acquire the program to the extent it is available. If Licensee does not request such program, Licensor may nonetheless acquire the video rights.

4.       CENSORSHIP; WITHDRAWAL OF PROGRAMS.

         4.1 Censorship. Licensee is willing to accept and pay for the Existing Library Programs and Output Programs regardless of censorship regulations or the potential for same throughout the Territory or in any individual country or political subdivision within the Territory (or, with respect to PTV U.S., the U.S. Hispanic Market). Licensee will be obliged either to edit the programming as supplied by Licensor (subject to Licensor's approval) or blackout the region(s) where the censorship problem occurs, with all costs of editing and/or blackout to be borne by Licensee; provided that Licensee will make good faith efforts to obtain waivers of such restrictions or will permit Licensor to make such efforts on behalf of Licensee. Without limiting Licensee's rights under
Section 2.4(c), Licensee will only make such cuts or deletions as are necessary to conform to applicable censorship regulations.

         4.2 Withdrawal of Programs.

               4.2(a) Notwithstanding any other term of this Agreement to the contrary, Licensor may, in its sole discretion, withdraw any Program if Licensor determines that the transmission thereof would or might reasonably be expected to (i) infringe upon the rights of others; (ii) violate the law, court order, government regulation or other ruling of any governmental agency; or (iii) subject Licensor to any liability, other than due to a breach by Licensor of its covenants and representations in this Agreement.

               4.2(b) If Licensor elects to withdraw any Program as set forth in paragraph 4.2(a) above before any telecast, Licensee will have the right, in its sole discretion, to require Licensor to deliver another program of comparable quality (which program will constitute a Program hereunder). If Licensor elects to withdraw any Program, any transportation, dubbing and assembly costs incurred and paid by Licensee with respect to the withdrawn Program will be refunded by Licensor promptly upon Licensee's presentation of reasonable evidence of such expenditures.

               4.2(c) If a withdrawn Program has been delivered, Licensee will, at Licensor's request, either promptly erase such program or return it to Licensor at Licensor's expense.

         4.3 Advertising.

               4.3(a) In all advertising and publicity relating to any Program or any transmission thereof, Licensee will comply with the advertising and billing credit requirements furnished by Licensor. Licensee will not make or permit to be made, in any advertising, publicity or otherwise, any statements which (i) constitute or may be understood to be an endorsement of any sponsor, product, article or service by Licensor or any of its Affiliates or by any person or entity that appears in or otherwise renders any services or provides any materials for use in any Program or (ii) indicate or may be understood to indicate the Licensor, any of its Affiliates, or any person that appears in or otherwise renders any services or provides any materials for use in any Program is connected or associated with any sponsor, product, article or service.

               4.3(b) Licensee will not advertise or promote, in any manner, any Program withdrawn by Licensor.

               4.3(c) Licensee will not authorize or permit any excerpt or clip from any Program to be used for promotional purposes to be in excess of one (1) minute in length.

               4.3(d) Licensee will not advertise or promote any Program earlier than sixty (60) days prior to the first day of the month in which the program will first air.

5.       DELIVERY AND RETURN.

         5.1 Access and Delivery Items. Licensee will have full and immediate access to all masters and versions of Existing Library Programs, completed Output Programs and completed Wallpaper. Schedule 5.1 sets forth the other delivery materials which Licensor will supply to Licensee. Any and all masters, versions or copies of the Existing Library Programs, Output Programs, Wallpaper and the items described in Schedule 5.1 will be referred to collectively as the "Delivery Materials."

         5.2 Title to Delivery Materials. It is expressly agreed that title in and to any Delivery Material provided to Licensee hereunder will remain in Licensor at all times and that title, including copyrights therein, will vest in Licensor upon the creation thereof, subject only to the possession and control thereof by Licensee from the date of delivery through the end of the related license period solely for the purposes of exercising its rights hereunder. Licensee will execute, acknowledge and deliver to Licensor any instruments of transfer, conveyance or assignment in or to any such Delivery Materials necessary or desirable to evidence or effectuate Licensor's ownership thereof and in the event that Licensee fails or refuses to execute, acknowledge or deliver any such instrument or documents then Licensor will be deemed to be, and Licensee hereby nominates, constitutes and appoints Licensor, its true and lawful attorney-in-fact irrevocably to execute and deliver all such instruments in Licensee's name or otherwise, it being acknowledged that such power is a power coupled with an interest. Licensee will not have the right to use any Delivery Materials except in the exercise of the rights granted to Licensee hereunder and in accordance with all limitations on said rights as are contained in this Agreement. Notwithstanding the foregoing, if Licensor wishes to exploit any version of a Program included in the Delivery Materials that Licensee has caused to be dubbed into another language, Licensor will reimburse Licensee for * * * of the direct costs of creating such dubbed version (unless Licensor at such time holds an ownership interest in Licensee of * * * or more, in which case Licensor will reimburse Licensee for * * * of such costs).

6. PROGRAM LICENSE FEES. Licensee will pay Licensor program license fees as set forth below (collectively, the "Program License Fees"), it being agreed that the full amount of all payments to be made by "Licensee" under this Agreement will be made by PTVI and that the portion thereof to be paid by PTV US will be paid by PTV US to PTVI pursuant to arrangements between them:

         6.1 Existing Program Library and Wallpaper. The license fee for the rights granted hereunder with respect to the Existing Library Programs and the Wallpaper is included in the Rights Acquisition Fee described in the Operating Agreement and is payable as set forth in the Operating Agreement.

         6.2 Output Programs.

               6.2(a) General Payment Terms. For the rights granted hereunder with respect to the Output Programs, Licensee will pay to Licensor a license fee which will be calculated as a specified percentage of the total cost to Licensor to produce, or acquire the worldwide rights to, such Output Programs each Fiscal Year. For each Fiscal Year, the Program License Fee for the Output Programs (as determined in reference to the Fixed Percentage, Reset Mechanism, Production Budget Option and Licensor Production Supply Option, as hereinafter defined), will be paid in * * * payable within ten (10) business days after Licensor delivers to Licensee the last Program produced or acquired under the Production Budget for the applicable Fiscal Year; provided, however, in the event that in a given Fiscal Year PEGI actually spends less than the amount of the Production Budget for the production and acquisition of Output Programs, the final payment due with respect to such year will be reduced accordingly. Licensee will pay the installments that otherwise would have been due on March 20, 1999, June 20, 1999 and September 20, 1999 on the Funding Date.

               6.2(b) Production Budget. Licensor agrees to produce (and/or acquire the worldwide rights to) Output Programs. For the purposes of calculating the Program License Fee for the Output Programs, the Output Programs for Fiscal Year 1 will carry an actual total production/acquisition cost (the "Production Budget") of no more than * * * The Production Budget for each Fiscal Year may increase by no more than * * * over the prior Fiscal Year, except by agreement of Licensor and Licensee. The Production Budget for Fiscal Year 1 will include overhead of no more than * * *, and overhead may increase in subsequent Production Budgets by no more than * * * per year (the "Overhead Cap"); provided, however, that in any Fiscal Year that Licensor exercises the Production Supply Option (as described in Section 6.2(h)), the overhead in that year's Production Budget will be reduced pro rata with respect to the overhead that would have been includible had Licensor not elected the Production Supply Option (without otherwise affecting the growth of the Overhead Cap in Fiscal Years in which the Production Supply Option is not in effect).

               6.2(c) Licensor Production Obligations. Licensor warrants that the annual Production Budget for Output Programs will fund the production and acquisition of "Playboy"-and "Spice"-type programs only, and not any Alta Loma programs (as described in Section 6.3). Licensor further warrants that the style, content, mix and budgets of the Output Programs will be generally consistent with the current programming of the Playboy TV and Spice channels as they are constituted in the United States (with respect to the Spice channel, such Output Programs will be consistent with that channel as modified by Licensor after the Spice Closing). For purposes of clarity, this means that in each Fiscal Year (i) the relative number of hours of series, specials, and movies (taking into account the number of movies acquired by Spice Entertainment Companies, Inc. in 1998) will be substantially similar to those produced or acquired by Licensor in 1998 (excluding Alta Loma programs); and (ii) the ratio of the number of hours of Licensor-produced programs relative to the total number of hours of Output Programs will be no less than as in 1998. Relevant information about the current mix of Licensor programming is set forth in
Schedule 6.2(c). In the event Licensor fails to produce Output Programs at a level of hours and mix which is substantially similar to such levels as contemplated herein (the "Licensor Shortfall"), Licensee will have the right to provide for the production and acquisition of a sufficient supply of programs to replace the Licensor Shortfall. (For the avoidance of doubt, the parties acknowledge that in the event of a Licensor Shortfall, the Program License Fee due for such year will be calculated based on the total cost of the Output Programs actually produced or acquired during such year.)

               6.2(d) Calculation of License Fee for Output Programs. For each Fiscal Year, the Program License Fee for the Output Programs will be determined by reference to the Fixed Percentage, Reset Mechanism, Production Budget Option and Production Supply Option (as defined below). The aggregate amount due with respect to the percentage of the Production Budget or Licensor Budget Option to be paid by Licensee as a Program License Fee for the Output Programs pursuant to this Section (the "Applicable Percentage") is subject to the crediting of certain amounts pursuant to the Streaming adjustment described in Section 6.2(i), if applicable.

               6.2(e) Fixed Percentage. Unless the Reset Mechanism, Production Budget Option or Production Supply Option otherwise apply, the annual Program License Fee for Output Programs will be a "Fixed Percentage" of the Production Budget for the applicable Fiscal Year, as follows:

                      6.2.(e)(i) For Fiscal Years 1 and 2: * * *

                      6.2.(e)(ii) For Fiscal Year 3: * * *

                      6.2.(e)(iii) For Fiscal Year 4: * * *

                      6.2.(e)(iv) For Fiscal Year 5: * * *

                       6.2.(e)(v) For Fiscal Year 6: * * *

                      6.2.(e)(vi) For Fiscal Year 7: * * *

                      6.2.(e)(vii) For Fiscal Year 8: * * *

                      6.2.(e)(viii) For Fiscal Year 9 and thereafter: * * *; provided, that in any Fiscal Year commencing in Fiscal Year 9 * * *, and in such event, Licensor will refund the excess Program License Fee actually paid by Licensee for such Fiscal Year within thirty (30) days after Licensor issues its audited financial statements for such year. "Net Channel Revenues" will mean all revenues received by the Channels as reflected in the audited year end statements of Licensee, and "Threshold Revenues" will mean the Net Channel Revenues for Fiscal Year 10; provided, that for any Fiscal Year in which Licensee * * *

               6.2(f) The Reset Mechanism. For each Fiscal Year commencing with Fiscal Year 6, Licensee and Licensor will recalculate the percentage of the Production Budget to be paid by Licensee as the Program License Fee for Output Programs (the "Reset Mechanism"), using the following method:

                     6.2.(f)(i)      * * *

                     6.2.(f)(ii)     * * *

                     6.2.(f)(iii)    * * *

                     6.2.(f)(iv)     * * *

                     6.2.(f)(v)      * * *

                     * * *

               6.2(g) Licensee Production Budget Option. Starting in Fiscal Year 4, Licensee may choose to fund a reduced percentage of the Production Budget for a given Fiscal Year (the "Production Budget Option") if either: (i) earnings before interest and taxes (i.e., EBIT) of Licensee for the Fiscal Year just ended (according to the audited financial statements of Licensee) (the "Actual Net Cash Flow") fell below the EBIT projected in the approved Business Plan for that Fiscal Year (the "Plan Net Cash Flow") by (a) 15% or more for Fiscal Year 4 and (b) 10% or more (in the event Licensor then owns less than 50% of the percentage interests in Licensee) or by 20% or more (in the event Licensor then owns at least 50% of the percentage interests in Licensee) for any other Fiscal Year; or (ii) the product of (y) the absolute value of the amount by which the Plan Net Cash Flow is greater than the Actual Net Cash Flow multiplied by (z) Lifford's percentage interest in Licensee as of the first day of the Fiscal Year then beginning equals One Million Dollars ($1,000,000) or more, as follows:

                     6.2.(g)(i) On or about March 1, Licensee will notify Licensor of (i) Licensee's Actual Net Cash Flow for the Fiscal Year just completed and (ii) the Plan Net Cash Flow for that Fiscal Year. If the Actual Net Cash Flow fell short of the Plan Net Cash Flow so as to satisfy either of the conditions of Section 6.2(g), Licensee may notify Licensor that Licensee is exercising the Production Budget Option by the later of March 10 or ten (10) days after Licensor has received Licensee's audited financial statements for the previous year.

                     6.2.(g)(ii) Upon exercising the Production Budget
Option, Licensee will be obliged to pay a license fee for the Output Programs equal to the product of 40% of the Production Budget for that Fiscal Year. This 40% will be referred to as the "Option Percentage." By way of example, if Licensee timely notifies Licensor that the difference between the Actual Net Cash Flow for Fiscal Year 5 and the Plan Net Cash Flow for Fiscal Year 5 satisfies either of the conditions of Section 6.2(g) and that Licensee is exercising the Production Budget Option, the 40% Option Percentage will supersede whichever of the Fixed Percentage or the Reset Percentage would have otherwise been in effect for Fiscal Year 6.

               6.2(h) Production Supply Option. In the event that Licensee notifies Licensor that it is exercising the Production Budget Option for a given Fiscal Year, Licensor may elect to supply Output Programs for that Fiscal Year (the "Production Supply Option"), as follows:

                     6.2.(h)(i) Licensor may elect either: (i) to produce a slate of programming at the Production Budget for that Fiscal Year, in which case the Program License Fee will be equal to * * * of the Production Budget; or
(ii) to produce a slate of programming whose budget (the "Licensor Budget Option") will be equal to * * * of the Production Budget divided by the Fixed Percentage for that Fiscal Year, in which case the Program License Fee will be equal to the product of the Fixed Percentage multiplied by the Licensor Budget Option. If Licensor elects the Licensor Budget Option, the mix of Output Programs supplied (as described in Section 6.2(c)) must remain substantially unchanged.

                     6.2.(h)(ii) Licensor will notify Licensee of its election under the Production Supply Option within ten (10) days of receiving Licensee's notice it is exercising the Production Budget Option.

                     Example: * * *

                                  6.2(i) * * *

                     6.2.(i)(i) On or about each March 1 (or as soon thereafter as PEI's audited financial statements are available) Licensor will notify Licensee of the * * *. To assist Licensee in its budgeting process, on or about each October 15, Licensor will * * *

                     6.2.(i)(ii) On or about each March 1 (or as soon thereafter as Licensee's audited financial statements are available) * * *

                     6.2.(i)(iii) * * *

                     6.2.(i)(iv) * * *

               Example: * * *

         6.3 Maintenance of Records and Audit Rights.

               6.3(a) Licensor and Licensee will keep accurate books of account and records covering all transactions relating to or arising out of this Agreement, including all items necessary to calculate the Program License Fees for Output Programs (i.e., the Production Budget and Licensor Applicable Revenue for Licensor, and Net Channel Revenues, Plan Net Cash Flow and Actual Net Cash Flow for Licensee). Either party will have the right, within 24 months after the end of a given Fiscal Year, to inspect the books and records of the other party in connection with the Program License Fees paid with respect to such Fiscal Year. Upon receipt of written notice that a party wishes to commence such an inspection or examination, the other party will permit such party and its employees, accountants and agents to (i) have reasonable access to and inspect such books and records during normal business hours upon reasonable notice, and
(ii) to review and copy all such books and records, to the extent relevant to the calculation of the Program License Fee. Each party will maintain in good order and condition all such books and records relating to a given Fiscal Year for not less than three years after the end of such Fiscal Year, or in the event of a dispute between the parties, until such dispute is resolved, whichever date is later. Receipt or acceptance by Licensor, or payment by Licensee, of all or a portion of the Program License Fee for a given Fiscal Year will not preclude such party from exercising its rights hereunder.

               6.3(b) If an inspection or examination conducted pursuant to
Section 6.3(a) discloses, or Licensor or Licensee otherwise discover, an underpayment of Program License Fees, the amount of such underpayment will be paid by Licensee to Licensor not later than thirty (30) days after the determination thereof, and, if such underpayment was due to the misstatement by Licensee of Net Channel Revenues, Actual Net Cash Flow or Plan Net Cash Flow, then such payment will also include interest from the date the payment should have been made to and including the date of payment at the Reference Rate in effect on the date payment should have been made. If such underpayment of Program License Fees by Licensee is due to Licensee's misstatement of Net Channel Revenues, Actual Net Cash Flow or Plan Net Cash Flow and such underpayment is in excess of ten percent (10%) of the aggregate Program License Fees owed for such Fiscal Year, Licensee will, in addition to paying Licensor the amount of such underpayment plus interest, reimburse Licensor for all reasonable costs and expenses of conducting such inspection or examination.

               6.3(c) If an inspection or examination referred to in Section 6.4(a) discloses, or Licensee otherwise discovers, an overpayment of Program License Fees for a given Fiscal Year, the amount of such overpayment will be credited against future payments of Program License Fees, unless the period for which such overpayment was made is the final period covered by this Agreement, in which case the amount of the overpayment will be paid by Licensor to Licensee within thirty (30) days after determination thereof. If such overpayment of Program License Fees is the result of a misstatement by Licensor of the Production Budget or Licensor Applicable Revenue, and the amount of such overpayment is in excess of ten percent (10%) of the Program License Fees actually owed for such Fiscal Year, Licensor will reimburse Licensee for all reasonable costs and expenses of conducting such inspection or examination.

7.       REPRESENTATIONS AND WARRANTIES; INDEMNITIES.

         7.1 Representations and Warranties.

               7.1(a) By Licensor. Licensor represents and warrants that, except as set forth in the Schedules hereto: (i) it is duly authorized to enter into the transactions contemplated by this Agreement; (ii) this Agreement is a valid and binding obligation of Licensor, enforceable against it in accordance with its terms; (iii) the performance of Licensor's obligations hereunder does not violate any agreement, law, rule, or regulation binding on Licensor or Licensor's charter documents; (iv) subject to Section 7.4, it has, and will continue to have, all rights in and to the Existing Library Programs, Output Programs and Wallpaper necessary to fulfill its obligations hereunder (except that with respect to the Existing Library, no such representation is made as to any program not listed on Schedules 2.1(a)-1, 2.1(a)-2 and 2.1(a)-3); (v) except for the license between Licensor and third parties which Licensor is assigning to Licensee, the Existing Library Programs, Output Programs and Wallpaper are not subject to licenses which conflict with the rights granted herein, and the use thereof by Licensee as contemplated herein will not infringe upon the copyright, literary or dramatic right or right of privacy of any third party or constitute a libel or slander of any third party; (vi) the licenses between Licensor and third parties which Licensor is assigning to Licensee are assignable, valid and enforceable, that the licensees under such licenses have not pre-paid the license fees, if any, due thereunder (except in accordance with the terms of such licenses), and, to the best of Licensor's knowledge and belief, such licensees do not have any claims, offsets or defenses which are adverse to Licensee's rights hereunder; and (vii) Licensor has disclosed all material information relating to the rights granted hereunder, and that all such information is true and correct to the best of Licensor's knowledge and belief.

               7.1(b) By Licensee. Licensee represents and warrants that: (i) it is duly authorized to enter into the transactions contemplated by this Agreement; (ii) this Agreement is a valid and binding obligation of Licensee, enforceable against it in accordance with its terms; (iii) the performance of Licensee's obligations hereunder does not violate any agreement, law, rule, or regulation binding on Licensee or Licensee's charter documents; and (iv) it will not use the Company Programing except as authorized by this Agreement.

         7.2 Indemnification.

               7.2(a) By Licensor. Licensor will indemnify and hold harmless Licensee and its and members, managers, directors, officers, shareholders, employees, agents, representatives and affiliates (collectively, the "Licensee Indemnified Parties"), on an After Tax Basis, from and against all claims, losses, damages (including loss of profits and consequential damages awarded to unrelated third parties, if any, but excluding loss of profits and consequential damages otherwise suffered by the Licensee Indemnified Parties), expenses, judgements, costs and liabilities (including reasonable attorneys' fees and costs) (collectively, "Losses") incurred by the Licensee Indemnified Parties arising from Licensor's breach of any obligation, representation or warranty contained in this Agreement. Notwithstanding the foregoing any claims for indemnification that any Licensee Indemnified Parties may have pursuant to this
Section 7.2(a) will exclude claims based on information known by Lifford (or its Affiliates, including Bloomfield) as of the Funding Date whether or not such information formed the basis of the issues raised by Bloomfield during Due Diligence (as defined in the Operating Agreement) and whether or not asserted prior to the Walk Away Notice (as defined in the Operating Agreement) or thereafter. In the event of a dispute regarding a claim for indemnification, the Licensee Indemnified Party will have the burden of proof in establishing the validity and amount of the claim, and Licensor will have the burden of proof in establishing any defense to such claim, including but not limited to, a defense asserted by Licensor that Lifford (or its Affiliates) had knowledge of the requisite facts. Notwithstanding the foregoing, Licensor will not be obligated to provide indemnification where there is any admission of guilt by any Licensee Indemnified Party charged with violation of the law as to the content of any Company Program.

               7.2(b) By the Licensee. Licensee will indemnify and hold harmless Licensor and its directors, officers, shareholders, employees, agents, representatives and affiliates (collectively, the "Licensor Indemnified Parties"), on or After Tax Basis, from and against all Losses incurred by the Licensor Indemnified Parties arising from Licensee's breach of any obligation, representation or warranty contained in this Agreement.

         7.3 Musical Compositions. Licensor warrants and represents that to the best of its knowledge, information and belief, the performing rights in all musical compositions contained in the Programs are (a) controlled by a performing rights society having jurisdiction, (b) controlled by Licensor, or
(c) in the public domain. Licensor does not represent or warrant that Licensee may exercise the performing rights to said musical compositions without the payment of a performing rights royalty or license fee. Licensee will be solely responsible for the payment of such royalty or fee and will hold Licensor free and harmless therefrom.

         7.4 Procedure. If a claim by a third party is made against an indemnified party, the indemnified party will promptly notify the indemnifying party of such claim. Failure to so notify the indemnifying party will not relieve the indemnifying party of any liability which the indemnifying party might have, except to the extent that such failure materially prejudices the indemnifying party's legal rights. The indemnifying party will have thirty (30) days after receipt of such notice to undertake, conduct and control through counsel of its own choosing (subject to the approval of the indemnified party, such approval not to be unreasonably withheld) and at its expense, the settlement or defense of such claim, and the indemnified party will cooperate with the indemnifying party in connection therewith; provided, however, that (i) the indemnifying party will permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel will be borne by the indemnified party and (ii) the indemnifying party will reimburse the indemnified party for the full amount of any Loss resulting from such claim and all related expenses incurred by the indemnified party within the limits of this Section 7 as such are incurred. If the indemnifying party does not notify the indemnified party within thirty (30) days after actual receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof (which may be with a reservation of rights by such indemnifying party) or so notifies the indemnified party but fails to undertake or maintain such defense promptly and in good faith so that a default is threatened, the indemnified party will promptly notify the indemnifying party whether it desires to undertake the defense of such claim. If the indemnifying party does not within ten (10) business days thereafter elect to undertake the defense thereof, the indemnified party will have the right to contest, settle or compromise the claim in the exercise of its reasonable judgment and without prejudice to the rights of the indemnified party to indemnification hereunder. Notwithstanding anything contained herein, the indemnified party will not enter into any settlement or compromise that provides for any remedy other than money damages without the prior written approval of the indemnifying party, which approval will not be unreasonably withheld.

         7.5 Taxes. Licensee will pay, without limitation, any tax, levy or charge howsoever denominated, imposed or levied (excluding only any applicable net income or franchise taxes ("Licensor Taxes") imposed or levied against Licensor) by any statute, law, rule or regulation now in effect or hereinafter enacted including, without limitation, sales, use, property and excise or other similar taxes, licenses, import permits, state, county, city or other taxes howsoever denominated relating to or imposed on license fees, rentals, negatives, tapes or other material, or the right or privilege to use the same in connection with any Program hereunder whether or not billed or demanded by Licensor; it being the intent hereof that the Program License Fees will be a net amount, free and clear of any tax, levy or charge of whatsoever kind or nature howsoever denominated except: (i) Licensor Taxes; (ii) any tax imposed on Licensor that would not have been imposed had it engaged only in the transactions contemplated hereunder; or (iii) any tax for which Licensor (or any member of its affiliated group) obtains a foreign tax credit or could have obtained such credit had it sought to. In regard to Licensor Taxes, if Licensee pays any such tax for Licensor to local tax authorities, it may do so only if it simultaneously delivers written evidence of such payment (in the form of a tax payment certificate or other similar document) to allow Licensor to deduct such tax payment in the United States. To the extent that any such other taxes, levies, or charges or penalties and interest thereon are paid by Licensor, Licensee will reimburse Licensor on demand, and on the failure of Licensee to reimburse Licensor, Licensor will have available to it all of the remedies provided for herein with respect to unpaid Program License Fees as well as such other remedies as may be provided by law. If Licensee denies liability for any tax, levy or charge which Licensor must pay or collect, Licensee will indemnify Licensor for any liability, penalty or interest which may result and Licensor will have the immediately aforementioned remedies against Licensee for the collection of same. Licensor will have no obligation to contest or to dispute any tax assessed or levied. Licensee will have the right to do so at its sole cost and expense, and Licensor will provide Licensee with reasonable cooperation relating to any such contest or dispute.

8.       TERMINATION.

         8.1 Expiration of Term. The License Term is fifty (50) years commencing on the date of formation of PTVI unless sooner terminated pursuant to the other provisions of this Section 8.

         8.2 Early Termination on Breach. Licensor may without prejudice to its other remedies terminate this Agreement by notice in writing to Licensee on or after the occurrence of any of the following:

               8.2(a) PEII has terminated the Trademark License Agreement;

               8.2(b) Licensor elects to dissolve Licensee as the result of VSI's (or its Affiliates that are members of Licensee) being in default of its obligations under the Operating Agreement; or

               8.2(c) PTVI is in material default of its obligations under the Stock Purchase Agreements (as defined in the Operating Agreement) and such default, if curable, is not cured within thirty (30) days after PTVI has received written notice thereof from Licensor (provided such default is not the result of action or inaction by Licensor as a Member of PTVI).

               A party may without prejudice to its other remedies terminate this Agreement by notice in writing to the other on or after either of the following:

               8.2(d) the commission of one or more material breaches of this Agreement by the other party which are not capable of remedy; provided that in the case of a breach by the Licensee, such breach is not caused by Licensor as a Member of PTVI; or

               8.2(e) the commission of a material breach of this Agreement by the other party which is capable of remedy (a "Remediable Breach") which will not have been remedied within a period of thirty (30) days after the party in breach has been given notice in writing specifying that Remediable Breach and requiring it to be remedied; provided, however, that such thirty (30)-day period will be extended for such additional period as will be reasonably necessary if that Remediable Breach is incapable of remedy within that thirty (30) day period and during that thirty (30)-day period the party in breach will diligently endeavor to remedy that Remediable Breach, but only if such extension would not reasonably be expected to have a material adverse effect on the party giving notice of such breach; and further provided that such breach is not caused by Licensor as a Member of PTVI. The parties agree that any inadvertent breach relating to Licensor's obligations with respect to any individual program will constitute a Remediable Breach and will not constitute grounds for termination hereof if Licensor provides comparable substitute programming for the applicable program.

9.       EFFECTS OF TERMINATION.

               9.1 Survival of Obligations. The termination of this Agreement for whatever reason will not affect any provision of this Agreement which is expressed to survive or operate in the event of its termination and will not prejudice or affect the rights of either party against the other in respect of any breach of this Agreement or in respect of any moneys payable by one party to the other in relation to any period prior to termination.

               9.2 Termination of Rights. Upon the date on which any termination of this Agreement for whatever reason takes effect (the "Termination Date") all rights of Licensee hereunder will immediately terminate and automatically revert to Licensor and Licensee will cease to make any use of the Programs and other materials provided by Licensor hereunder.

               9.3 Further Assurances. Upon termination of this Agreement, the parties will perform all other acts which may be necessary or useful to render effective the termination of Licensee's interests in the Programs and other materials furnished by Licensor hereunder and Licensee will execute any assignment, conveyance, acknowledgment or other document that Licensor may reasonably request relinquishing such interests.

10.      EQUITABLE RELIEF.

         Each of Licensor and Licensee acknowledges that any material breach of this Agreement by such party, including, by way of example, Licensee's failure to cease using the any programming supplied hereunder upon the expiration or termination of this Agreement, will result in irreparable harm to the other party for which there is no adequate remedy at law. Accordingly, in such event, Licensor or Licensee, as the case may be, will be entitled to preliminary or temporary equitable relief in any Federal or State Court of competent jurisdiction located in Los Angeles County, California pending a final determination in accordance with Section 11, without the necessity of posting bond unless otherwise required by applicable law by way of any or all of the temporary and permanent injunctions and such other relief as any court of competent jurisdiction may deem just and proper.

11.      DISPUTE RESOLUTION.

         11.1 General Agreement Regarding Dispute Resolution. Any dispute arising out of or relating to this Agreement will be resolved in accordance with the procedures specified in this Section 11, which will be the sole and exclusive procedures for the resolution of any such disputes. The parties intend that these provisions will be valid, binding, enforceable and irrevocable and will survive any termination of this Agreement; provided, however, that this Article will not apply to any dispute concerning the validity, ownership or control of the trademarks licensed by PEII to the Company pursuant to the Trademark License Agreement or the copyrights to any programming supplied by Licensor to the Program Supply

Agreement, and instead any such dispute will be litigated in a court of law.

         11.2 Notification and Negotiation. The parties will promptly notify each other in writing of any dispute arising out of or relating to this Agreement. The parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy. All reasonable requests for information made by one party to the other will be honored. All negotiations pursuant to this clause are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

         11.3 Mediation. If any such dispute remains unresolved within thirty
(30) days of original notice thereof, the parties will endeavor to resolve any dispute arising out of or relating to this Agreement by mediation under the CPR Mediation Procedure for Business Disputes. Unless the parties agree otherwise, the mediator will be selected from the CPR Panel of Neutrals with notification to CPR.

         11.4 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof, which remains unresolved forty-five (45) days after appointment of a mediator, will be settled by arbitration by a sole arbitrator in accordance with the CPR Non-Administered Arbitration Rules; provided, however, that if either party will not participate in a non-binding procedure described above in Sections 11.2 and 11.3, the other may initiate binding arbitration before expiration of the above period for negotiation and mediation. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. ss. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration will be Los Angeles, California.

         11.5 Damages. Except as expressly provided below, the arbitrator is not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration. The arbitrator will have the authority to include, as an item of damages, the costs of arbitration, including reasonable legal fees and expenses, incurred by the prevailing party and to apportion such costs among the parties on a claim by claim basis as such party prevails thereon. For purposes of the foregoing, the "prevailing party" will mean the party whose final settlement offer (or other position or monetary claim) prior to the start of arbitration is closest to the judgement awarded by the arbitrator, regardless of whether such judgement is entered into in favor of or against such party.

         11.6 Statute of Limitations. The statute of limitations of the State of California applicable to the commencement of a lawsuit will apply to the commencement of an arbitration hereunder, except that no defenses will be available based upon the passage of time during any negotiation or mediation called for by the preceding paragraphs of this Section 11.

         11.7 Confidential Negotiations. All negotiations pursuant to Sections 11.2 and 11.3 are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

         11.8 Service of Process; Forum. Each party agrees that service by registered or certified mail, return receipt requested, delivered to such party at the address provided in Section 12.6 (Notices) below, will be deemed in every respect effective service of process upon such person for all purposes of these provisions relating to mediation and arbitration. Each party irrevocably submits to the jurisdiction of the courts of the State of California and to any federal court located within such state for the purpose of any action or judgement with respect to this Agreement, regardless of where any alleged breach or other action, omission, fact or occurrence giving rise thereto occurred. Each party hereby irrevocably waives any claim that any action or proceeding brought in California has been brought in any inconvenient forum.

         11.9 Additional Provisions to Enforce Awards. The parties will negotiate in good faith and agree on such further or modified arbitration provisions as are reasonably necessary for awards and other judgements resulting from the provisions set forth above to be recognized and enforceable in other jurisdictions in the Territory.

12.      MISCELLANEOUS.

         12.1 Force Majeure. Subject to the right to terminate set forth in
Section 8.2(e), neither party will be liable to the other for any failure or delay in delivery of Delivery Materials, or the inability to telecast any of the Programs, due to accident involving breakdown of any satellite or of transmission facilities or equipment, labor disputes, acts of God, failure of carriers, failure or delay of laboratories, of or any other cause beyond the control of such party (each, an event of "Force Majeure") and such performances will be excused to the extent that it is prevented by reason of any of the foregoing conditions. Notwithstanding the foregoing, an event of "Force Majeure" will not include censorship restrictions or any restriction by any jurisdiction on a party's right to transfer funds. If at the end of the term the Licensor in good faith determines that any event of Force Majeure materially decreased the value of this license, Licensor, in Licensor's sole discretion to be exercised in good faith, may make an adjustment of said license payments.

         12.2 Binding Effect; No Assignment. The provisions of this Agreement will be binding on and enure to the benefit of the successors of each party hereto; provided, however, that no party may assign, transfer, pledge, hypothecate, charge or otherwise dispose of or subcontract any of its rights or obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing: (i) either party may assign its rights and obligations hereunder to an Affiliate of such party, but the original party will remain responsible and liable for such Affiliate's compliance with all of such original party's obligations hereunder, and in the case of an assignment by Licensor, such Affiliate must be the owner of the rights in the programming and materials necessary to perform Licensor's obligations hereunder; and (ii) in the event Lifford (or an Affiliate of Lifford which is then a member of Licensee) dissolves Licensee due to a breach by Licensor (or an Affiliate of Licensor which is then a member of Licensee) of the Operating Agreement, Lifford (or such Affiliate) may cause Licensee's rights hereunder to be assigned to Lifford (or to an Affiliate of Lifford), provided that Licensee's rights under the Trademark License Agreement are assigned to the same assignee. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         12.3 Invalidity. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdictions.

         12.4 Waivers, Remedies Cumulative, Amendments, etc.

               12.4(a) No failure or delay by any of the parties hereto in exercising any right, power or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise by any of the parties hereto of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

               12.4(b) Except as otherwise provided in this Agreement, the rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

               12.4(c) No provision of this Agreement may be amended, modified, waived, discharged or terminated, other than by the express written agreement of the parties hereto nor may any breach of any provision of this Agreement be waived or discharged except with the express written consent of the party not in breach.

         12.5 Notices.

               12.5(a) All notices, requests, demands and other communications required to be given under this Agreement will conclusively be deemed to have been duly given (a) when hand delivered, (b) the next business day if sent by a generally recognized overnight courier service that provides written acknowledgment by the addressee of receipt, or (c) when received (with appropriate answerback), if sent by facsimile transmission or other generally accepted means of electronic transmission addressed as follows:

                       If to Licensor to:

                       Playboy Entertainment Group, Inc.
                       Attention:  President
                       9242 Beverly Boulevard
                       Beverly Hills, CA  90210
                       United States of America
                       Fax Number:  (310) 246-4065

                       With a copy to:

                            Playboy Enterprises, Inc.
                           Attention: General Counsel
                           680 North Lake Shore Drive
                       Chicago, IL  60611
                            United States of America
                           Fax Number: (312) 266-2042

                       If to PTVI or PTV U.S.:

                          Playboy TV International LLC
                          c/o Cisneros Television Group
                       Attention: Director Legal and Business Affairs
                        404 Washington Avenue, 8th Floor
                       Miami Beach, FL 33139
                            United States of America
                           Fax Number: (305) 894-3606

                       With copies to:

                            Playboy Enterprises, Inc.
                           Attention: General Counsel
                           680 North Lake Shore Drive
                       Chicago, IL  60611
                            United States of America
                           Fax Number: (312) 266-2042

                                       and

                       Glenn Dryfoos, Esq.
                       Greenberg, Glusker, Fields, Claman & Machtinger LLP 1900 Avenue of the Stars, Suite 2100
                       Los Angeles, CA  90067
                            United States of America
                           Fax Number: (310) 553-0687

or to such other address, or facsimile transmission number as the relevant addressee may hereafter by notice hereunder substitute.

               12.5(b) All notices will be deemed given when received at the address(es) as provided in paragraph (a) above.

         12.6 Governing Law. ALL QUESTIONS WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS AND LIABILITIES OF THE PARTIES WILL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, IRRESPECTIVE OF THE CHOICE OF LAWS PROVISIONS OF DELAWARE OR OF ANY OTHER JURISDICTION.

         12.7 Entire Agreement. This Agreement, together with its attachments, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

         12.8 Rules of Construction.

               12.8(a) Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular section.

               12.8(b) Tense and Case. Throughout this Agreement, as the context may require, references to any word used in one tense or case will include all other appropriate tenses or cases.

               12.8(c) Agreement Negotiated. The parties hereto are sophisticated and have been represented by lawyers throughout the negotiation and execution of this Agreement who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe the presumption of California Civil Code Section 1654 and similar laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

         12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         12.10 Relationship Between the Parties. This Agreement will not be construed to place the parties in the relationship of partners or joint venturers.

         12.11 Time is of the Essence. Time will be of the essence with respect to each and every obligation of Licensee and Licensor hereunder.

         12.12 Effectiveness. This Agreement will be binding on, and effective with respect to PTVI, as of the date hereof. This Agreement will be binding on, and effective with respect to PTV U.S., as of the date of it executes this Agreement.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

Date: 8/31/99                  LICENSOR:

                               PLAYBOY ENTERTAINMENT GROUP, INC.


                               By:  /s/ Anthony J. Lynn
                                   -------------------------------
                               Name:  Anthony J. Lynn
                                Title: President


Date: 8/31/99                  LICENSEE:

                               PLAYBOY TV INTERNATIONAL LLC


                               By:  /s/ Anthony J. Lynn
                                   -------------------------------
                               Name:  Anthony J. Lynn
                                 Title: Director


Date:                          PTV U.S., LLC
      --------------------

                               By:
                                   -------------------------------
                               Name:
                                     -----------------------------
                               Title:
                                      ----------------------------


ACKNOWLEDGED, ACCEPTED AND AGREED
ON BEHALF OF ALL LICENSOR AFFILIATES:

PLAYBOY ENTERPRISES, INC.

By:  /s/ Anthony J. Lynn
    ---------------------------------
Name:  Anthony J. Lynn
Title: Executive Vice President